Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

	Contacts:	G. Janelle Frost, EVP & CFO AMERISAFE, Inc. 337-463-9052 Ken Dennard, Managing Partner Karen Roan, Sr.VP DRG&E / 713-529-6600

AMERISAFE ANNOUNCES 2010 FIRST QUARTER RESULTS

DeRidder, LA – May 3, 2010—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty writer of hazardous workers’ compensation insurance, today announced results for the first quarter ended March 31, 2010.

	Three Months Ended March 31,
	2010	2009	% Change
	(in thousands, except per share data)
Net premiums earned	$55,058	$70,001	(21.3)%
Net investment income	6,540	7,372	(11.3)%
Net realized gains on investments (pre-tax)	2,552	26
Net income	11,277	11,062	1.9%
Diluted earnings per share	0.58	0.54	7.4%
Book value per share	16.49	14.30	15.3%
Net combined ratio	91.5%	88.6%
Return on average equity	14.7%	15.7%

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman, President and Chief Executive Officer, stated, “Although macro-economic factors continue to weigh on results across our industry, AMERISAFE again generated a sound return for shareholders during the first quarter as a result of our commitment to underwriting discipline. Importantly, claims activity was more normalized during the first quarter compared to the spike in large claims we experienced in the fourth quarter of 2009.”

Insurance Results

	Three Months Ended March 31,
	2010	2009	% Change
	(in thousands)
Gross premiums written	$61,091	$79,429	(23.1)%
Net premiums earned	55,058	70,001	(21.3)%
Loss and loss adjustment expenses incurred	37,627	47,070	(20.1)%
Underwriting and certain other operating costs, commissions and salaries and benefits	12,497	14,768	(15.4)%
Policyholder dividends	264	181	45.9%
Underwriting profit (pre-tax)	4,670	7,982	(41.5)%

Insurance Ratios:
Current accident year loss ratio	72.5%	69.0%
Prior accident year loss ratio	(4.2)%	(1.8)%

Net loss ratio	68.3%	67.2%
Net underwriting expense ratio	22.7%	21.1%
Net dividend ratio	0.5%	0.3%

Net combined ratio	91.5%	88.6%

•

Gross premiums written declined primarily due to an $11.5 million, or 14.3% decrease in voluntary premiums written in the quarter as compared to the same quarter in 2009. Additionally, payroll audits and related premium adjustments for policies written in previous quarters reduced premiums by $8.9 million in the first quarter compared to a $2.3 million reduction in the prior year period, resulting in a $6.6 million negative impact to gross premiums written period-over-period.

•

During the quarter, the Company experienced favorable case development for prior accident years which reduced loss and loss adjustment expenses by $2.3 million. Accident years 2004, 2006 and 2007 primarily contributed to the favorable development.

•	Quarter-over-quarter underwriting expense ratio increased mainly as a result of lower earned premiums.

Bradley noted, “Both the loss and underwriting expense ratios were negatively affected by the decline in earned premiums. Lower loss costs and rates coupled with high unemployment over the last few years have caused the workers’ compensation market to significantly contract. However, with broad expectations for a recovery in 2010 and beyond, we anticipate that this trend will start to reverse. Nevertheless, any improvement is likely to be gradual, and competition remains intense in the workers’ compensation industry. At AMERISAFE, we stand by our commitment to appropriately select and price our business in order to generate a solid underwriting profit.”

Investment Results

	Three Months Ended March 31,
	2010	2009	% Change
	(in thousands)
Net investment income	6,540	7,372	(11.3)%
Net realized gains on investments (pre-tax)	2,552	26
Pre-tax investment yield	3.3%	3.7%
Tax equivalent yield (1)	4.7%	5.1%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	The carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $799.5 million and the fair value of the portfolio was $817.4 million at March 31, 2010.

•	During the quarter, the Company sold its remaining exchange-traded funds, recognizing realized gains of $2.5 million. These securities were impaired in the fourth quarter of 2008.

Supplemental Information

	Three months ended March 31,
	2010	2009
Effective tax rate	17.2%	25.8%

Shares repurchased	70,039	—
Average price of shares repurchased, including commissions	$16.20	—

•

Income tax expense for the first quarter of 2010 was decreased by $0.9 million, or 6.6 percentage points, for the change in the valuation allowance related to the impaired securities sold during the quarter. This was a one-time adjustment to tax expense and did not impact operating net income.

•

As previously announced, the Company’s Board of Directors has authorized a share repurchase program. The program authorizes a limit of up to $25 million and, unless extended, will expire on December 31, 2010.

	Three months ended March 31,
	2010	2009
	(in thousands, except share data)

Net income	$11,277	$11,062
Less: Net realized capital gains	2,552	26
Tax effect (1)	(1)	(9)

Operating net income (2)	8,726	11,045

Average shareholders’ equity (3)	$306,510	$282,692
Less: Average other comprehensive income (loss)	1,557	(318)

Adjusted average shareholders’ equity	304,953	283,010

Diluted weighted average common shares	19,320,655	19,234,910
Portion allocable to common shareholders (4)	100.0%	94.1%

Return on average equity (5)	14.7%	15.7%
Operating return on average equity (2)	11.5%	15.6%
Diluted earnings per common share	$0.58	$0.54
Operating earnings per common share (2)	$0.45	$0.54

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35% plus the change in valuation allowance for deferred taxes. For the first quarter of 2010, the change in valuation allowance of $0.9 million decreased tax expense related to the sale of equity securities previously impaired.
(2)	Operating net income, operating return on average equity and operating earnings per share are non-GAAP financial measures, and management believes that investor’s understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity, including redeemable preferred for the same period used in determining the numerator. On December 31, 2009, the Company redeemed all outstanding shares of its Series C and D redeemable preferred stock for $25.9 million.
(4)	The portion allocable to common shareholders relates to the two-class method of calculating earnings per share.
(5)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity, including redeemable preferred stock for the applicable period.

Conference Call Information

AMERISAFE has scheduled a conference call for May 4, 2010, at 10:00 a.m. Eastern Time. To participate in the conference call dial 480-629-9722 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through May 11, 2010. To access the replay, dial 303-590-3030 and use the pass code 4282012#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking and agriculture. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia. The Company’s financial strength rating is “A-” (Excellent) by A.M. Best.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2009. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended March 31,
	2010	2009
	(unaudited)
Revenues:
Gross premiums written	$61,091	$79,429
Ceded premiums written	(4,639)	(5,194)

Net premiums written	$56,452	$74,235

Net premiums earned	$55,058	$70,001
Net investment income	6,540	7,372
Net realized gains on investments	2,552	26
Fee and other income	232	136

Total revenues	64,382	77,535

Expenses:
Loss and loss adjustment expenses incurred	37,627	47,070
Underwriting and other operating costs	12,497	14,768
Interest expense	375	611
Policyholder dividends	264	181

Total expenses	50,763	62,630

Income before taxes	13,619	14,905
Income tax expense	2,342	3,843

Net income	$11,277	$11,062

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
	(unaudited)
Basic EPS:
Net income available to common shareholders	$11,277	$11,062

Portion allocable to common shareholders	100.0%	94.1%

Net income allocable to common shareholders	$11,277	$10,405

Basic weighted average common shares	18,888,356	18,845,081
Basic earnings per share	$0.60	$0.55

Diluted EPS:
Net income allocable to common shareholders	$11,277	$10,405

Diluted weighted average common shares:
Weighted average common shares	18,888,356	18,845,081
Stock options	428,177	380,100
Restricted stock	4,122	9,729

Diluted weighted average common shares	19,320,655	19,234,910

Diluted earnings per common share	$0.58	$0.54

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	March 31, 2010	December 31, 2009
	(unaudited)
Assets
Investments	$735,277	$737,297
Cash and cash equivalents	64,261	63,188
Amounts recoverable from reinsurers	86,318	81,878
Premiums receivable, net	157,251	151,570
Deferred income taxes	29,661	28,489
Deferred policy acquisition costs	18,366	18,128
Deferred charges	3,109	3,030
Other assets	32,916	35,229

	$1,127,159	$1,118,809

Liabilities and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$535,644	$534,655
Unearned premiums	123,893	122,500
Insurance-related assessments	40,580	40,072
Subordinated debt securities	36,090	36,090
Other liabilities	80,349	83,075

Total shareholders’ equity	310,603	302,417

Total liabilities and shareholders’ equity	$1,127,159	$1,118,809